Exhibit No. 23.2






                          Consent of Ernst & Young LLP

We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3) and related Prospectus of MEDTOX Scientific, Inc. (formerly EDITEK, Inc.) for the registration of 3,722,181 shares of its common stock and to the incorporation by reference therein of our report dated February 21, 1997, with respect to the financial statements and financial statement schedule of EDITEK, Inc. incorporated by reference in its Annual Report (Form 10-K) for the year ended December 31, 1996, filed with the Securities and Exchange Commission.


                                                  /s/ Ernst & Young LLP


Minneapolis, Minnesota
June 6, 1997